Exhibit 5.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Precision Drilling Corporation, as Administrator of Precision Drilling Trust:
We consent to the use of our report dated February 28, 2008, except as to Notes 13 and 14, which are as of January 20, 2009, with respect to the consolidated balance sheets of Grey Wolf, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule included in the business acquisition report of Precision Drilling Trust dated January 21, 2009 which is incorporated by reference in Precision Drilling Trust’s registration statement on Form F-10.
Our report on the consolidated financial statements referred to above refers to a change in the methods of accounting for uncertainty in income taxes as of January 1, 2007 and accounting for stock-based compensation plans as of January 1, 2006, and differences in accounting principles generally accepted in Canada and the United States.
/s/ KPMG LLP
Houston, Texas
January 21, 2009